Exhibit 3.1

Certificate of Change Pursuant to NRS 78.209 TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT INSTRUCTIONS: 1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID). 2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change. 3. Indicate the number of authorized shares and par value, if any of each class or series after the change. 4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series. 5. Indicate provisions, if any, regarding fractional shares that are affected by the change. 6. NRS required statement. 7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed. 8. Must be signed by an Officer. Form will be returned if unsigned. Name of entity as on file with the Nevada Secretary of State: FOCUS UNIVERSAL INC. Entity or Nevada Business Identification Number (NVID): NV20121720610 1. Entity Information: The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 150,000,000 shares of common stock, $0.001 par value per share are authorized 2. Current Authorized Shares: The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 15,000,000 shares of common stock, $0.001 par value per share are authorized 3. Authorized Shares After Change: The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 4. Issuance: 1 common stock share issued to each holder after the change for every 10 common stock shares issued and outstanding immediately prior to the change The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby : Any fractional common stock shares that would otherwise result from the change will be rounded up to the nearest whole common stock share 5. Provisions: The required approval of the stockholders has been obtained. 6. Provisions: Date: 01/30/2025 Time: 09:01 PM (must not be later than 90 days after the certificate is filed) 7. Effective Date and time: (Optional) X Desheng Wang Officer 01/28/2025 Signature of Officer Title Date 8. Signature: (Required) FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Business Number E0618822012 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20254625296 Filed On 01/28/2025 12:14:26 PM Number of Pages 1 This form must be accompanied by appropriate fees. If necessary, additional pages may be attached to this form. Page 1 of 1 Revised: 1/1/2019